Exhibit 10.11
[AuthenTec letterhead]
Dear [Exec]:
In light of the variety of opportunities facing AuthenTec, Inc. (including any successor in interest, the “Company”) and potential concerns about your future employment prospects with the Company in the event of a change of control, and as an inducement for you to remain in the employ of the Company, to continue to devote your best efforts to the future success of the Company, and to agree to the non-competition provisions contained herein, the Company hereby agrees that if, at any time after the date hereof, and, within twelve (12) months after a “Change in Control” (as defined below) (i) your employment is terminated for any reason by the Company (other than due to a felony conviction, gross negligence in the performance of your employment duties, or a willful and material violation of the Company’s policies or your employment duties, or your voluntary resignation other than for Good Reason), or (ii) your employment is terminated for Good Reason (as defined below) by you, then you shall become entitled, on the date of such termination, provided you execute a general release with language acceptable to the Company, the standard form of which is set forth in Exhibit A below (a “Release”), to the following:
•	Payment in an aggregate amount equal to nine (9) months of your then-applicable annual base salary, plus an amount equal to 9/12ths of your target annual bonus as most recently paid by the Company for the period immediately preceding the year of termination, if any such bonus was achieved, less applicable withholding, payable as a lump sum in your final paycheck.

•	Payment in an aggregate amount equal to nine (9) months of the COBRA costs associated with continuation of benefits under the Company’s player healthcare benefit plans (medical, dental, prescription) in which you participated immediately prior to your termination of employment. Payment will be made to the player as part of his/her final paycheck.

•	Additional vesting of all stock options awards granted to you under each stock incentive plan of the Company shall be credited as of the date your employment terminates such that you will vest with respect to that number of additional shares that would have vested through the second anniversary of the Change of Control. For example, if you are terminated within six months of the Change of Control, you options would vest with respect to an additional 18 months.

The options so vested shall remain exercisable until the later of (i) 90 days after the date the exercise period otherwise terminates or (ii) December 31 of the year in which the exercise period otherwise would terminate; provided, however, that to the extent any stock options are “incentive stock options”, such options shall cease to be “incentive stock options”. The parties acknowledge and agree that this letter serves to amend the applicable stock option grant agreements to comport with the provisions set forth herein.

1.	As used in this letter, “Good Reason” and “Change of Control” have the same definition as defined in paragraph 1(d) and 1(b) respectively in the Incentive Stock Option Grant Agreement under the AuthenTec, Inc. 2004 Stock Incentive Plan. However, a Change of Control shall not be deemed to have occurred pursuant to a non-public financing or re-financing to raise money for the Company’s working capital or capital expenditures, whether through the issuance of shares of common or preferred stock in an equity financing or whether through the selling of bonds, bills, or notes in a debt financing. The date on which the Change of Control occurs shall be the “Effective Date”.
2.	If the Company shall fail to make the payments provided for herein and in breach hereof at the time of termination (no inference being created that the Company shall have any right to withhold payment), you shall be entitled to retain counsel at the Company’s expense to receive advice regarding your rights hereunder; the Company also agrees to advance as incurred (upon receipt of your undertaking to repay if the Company shall prevail in the litigation) the reasonable fees and expenses of counsel for such advice or for bringing or defending any proceedings arising directly or indirectly out of this agreement. You shall also be entitled to receive interest (at the Wall Street Journal prime rate) on any overdue payments of severance compensation (accruing from the tenth day after termination) or expenses hereunder.
3.	You reaffirm your non-competition obligations as described in Section 5 of the Incentive Stock Option Grant Agreement under the AuthenTec, Inc. 2004 Stock Incentive Plan. Further, you also agree that any breach of your non-competition obligations by you will result in irreparable and continuing damage to the Company and that in the event of such breach, the Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of your obligations hereunder.
4.	You understand that this Agreement does not create any obligation on the part of the Company or any other person or entity to continue your employment. Your employment relationship with the Company is at will.

5.	Notwithstanding anything in this letter agreement to the contrary:
•	in the event your employment with the Company terminates in connection with your voluntary resignation (other than a termination by you for Good Reason), then the Company’s obligation to make any severance payments or accelerate the vesting of your stock options shall terminate as of the day of your voluntary resignation;

•	if you remain in the continuous employment of the Company for a period of twelve (12) months following a Change of Control, you shall be entitled at such time to an additional twelve (12) months of vesting of all stock options awards granted to you under each stock incentive plan of the Company.

Notwithstanding anything to the contrary contained herein, in the event that the Company determines that any payments under this letter agreement are subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), such payments shall not be made until six months after you separate from service to the extent necessary to avoid the imposition upon you of the additional 20% tax under Section 409A. The Company and you agree that it and you will execute any and all amendments to this letter agreement as is mutually agreed in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A or as otherwise needed to ensure that this letter agreement complies with Section 409A.
This letter sets forth the entire understanding of the parties and shall be governed by the laws of the State of Delaware.

Very truly yours,
by:

Agreed and accepted by:
______________________________
Executive

Exhibit A
FORM OF RELEASE AGREEMENT
I understand that my position with AuthenTec, Inc. (or its successor in interest, the “Company”) terminated effective ___, ___(the “Separation Date”). The Company has agreed that if I choose to sign this Release, the Company will extend to me certain benefits (minus the standard withholdings and deductions, if applicable) pursuant to the terms of the letter (the “Agreement”) entered into as of ___, 2007, between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such severance benefits unless I sign this Release and this Release can no longer be revoked under its terms. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.
In consideration for the severance benefits I am receiving under the Agreement, I hereby release the Company and its officers, directors, agents, attorneys, players, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have for any liabilities arising from my actions within the course and scope of my employment with the Company or within the course and scope of my role as a member of the Board of Directors of the Company. This release does not include the obligations of the Company under the Agreement.
I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to me at present, I hereby waive the benefit of any provision of Florida law, and of any other jurisdiction, which is similar to Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-

one (21) days (or 45 days if my employment has been terminated pursuant to a voluntarily or involuntary group termination program) within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company.

Agreed:

Date:	[insert name of Executive]

AuthenTec, Inc.

Date:
By:

Name:

Title: